UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 29, 2007

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

(a) On June 29, 2007, the following agreements were entered into regarding the warehouse financing facility maintained by Option One Mortgage Corporation, (“OOMC”), a wholly-owned indirect subsidiary of H&R Block, Inc. (the “Company”), with Bank of America, N.A. (“BofA”):

(i)        Amendment Number Eleven to the Amended and Restated Indenture dated as of November 25, 2003 between Option One Owner Trust 2001-2 (the “Trust”) and Wells Fargo Bank N.A. (“Wells Fargo”) (the “Indenture Amendment”).

(ii)       Amendment Number Nine to the Amended and Restated Note Purchase Agreement dated as of November 25, 2003 among the Trust, Option One Loan Warehouse LLC and BofA (the “NPA Amendment”) (the Indenture Amendment and the NPA Agreement are hereinafter referred to collectively as the “BofA Amendment”).

The primary purpose of the BofA Amendment was to (i) extend the term of OOMC’s off-balance sheet financing arrangement with BofA to fund daily non-prime originations (the “BofA Warehouse Facility”) through June 12, 2008 and (ii) increase the amount of funding available through the BofA Warehouse Facility from $2,002,000,000 to $2,252,000,000 through the earlier of October 31, 2007 or the closing of the Stock Purchase Agreement dated April 19, 2007 between OOMC Acquisition Corp., Block Financial Corporation and H&R Block, Inc. (the “Additional Capacity Date”). Following the Additional Capacity Date, the amount of funding available through the BofA Warehouse Facility will automatically be reduced back to $2,002,000,000. In addition, the NPA Amendment provides that any capacity under the BofA Warehouse facility exceeding $2,002,000,000 (the “Excess BofA Capacity”) may be utilized only to the extent aggregate warehouse capacity of $7,750,000,000 (excluding the Excess BofA Capacity) is at that time being utilized pursuant to all OOMC warehouse facilities.

The BofA Warehouse Facility provides funding in amounts described above for daily non-prime originations through June 12, 2008, subject to various triggers, events or occurrences that could result in earlier termination and bears interest at one-month LIBOR plus additional margin rates. The BofA Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, tangible net worth to total required capital ratio, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the BofA Warehouse Facility. In addition, the BofA Warehouse Facility permits BofA at any time to require the Trust to redeem specified borrowed amounts outstanding under the BofA Warehouse Facility.

(b) Under the BofA Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Trust, which utilizes the BofA Warehouse Facility to purchase the loans. The Trust subsequently sells the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K for the fiscal year ended April 30, 2007.

(c) Certain parties to the BofA Warehouse Facility have other relationships with the Company or its affiliates. BofA and an affiliate of Wells Fargo are lending parties pursuant to credit facilities maintained by Block Financial Corporation, as borrower, and the Company, as guarantor, with various lenders. In addition, Wells Fargo serves as the indenture trustee under other mortgage warehouse facilities maintained by OOMC or its affiliates.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Pursuant to the BofA Warehouse facility, OOMC provides a guarantee up to a maximum of approximately 10% of the aggregate principal balance of mortgage loans held by the Trust before ultimate disposition. This guarantee would be called upon if the sale of mortgage loans did not generate adequate proceeds to satisfy the Trust’s current or ultimate payment obligations. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee would be approximately between $200,200,000 and $225,200,000.

Item 7.01. Regulation FD Disclosure

OOMC’s warehouse financing facility with Lehman Brothers Bank has expired and was not renewed. OOMC’s total warehouse capacity with outside warehouse facility providers as of the date of this report on Form 8-K is $8,002,000,000 in committed capacity and $2,000,000,000 in uncommitted capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	July 3, 2007	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary